STRADLEY
RONON
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ATTORNEYS AT LAW

                                             Stradley Ronon Stevens & Young, LLP
                                                        2600 One Commerce Square
                                                   Philiadelphia, PA  19103-7098
                                                        Telephone (215) 564-8000
                                                             Fax  (215) 564-8120



                                 August 23, 2001


Board of Trustees
Franklin Investors Securities Trust
One Franklin Parkway
San Mateo, CA   94403

Board of Trustees
Templeton Income Trust
500 East Broward Boulevard
Fort Lauderdale, FL  33394


      RE: AGREEMENT AND PLAN OF REORGANIZATION DATED JUNE 15, 2001 (THE "PLAN"), MADE BY FRANKLIN INVESTORS SECURITIES TRUST ("SECURITIES TRUST"), ON BEHALF OF ITS SERIES, FRANKLIN GLOBAL GOVERNMENT INCOME FUND (THE "ACQUIRED FUND"), AND TEMPLETON INCOME TRUST ("INCOME TRUST"), ON BEHALF OF ITS SERIES, TEMPLETON GLOBAL BOND FUND (THE "ACQUIRING FUND")

Ladies and Gentlemen:

            You have requested our opinion concerning certain federal income tax consequences of the reorganization of the Acquired Fund, which will consist of:
(i) the acquisition, by the Acquiring Fund, of substantially all of the property, assets and goodwill of the Acquired Fund, in exchange solely for (a) full and fractional shares of beneficial interest, par value $0.01, of Class A of the Acquiring Fund ("Acquiring Fund Class A Shares"), (b) full and fractional shares of beneficial interest, par value $0.01 share, of Class C of the Acquiring Fund ("Acquiring Fund Class C Shares"), and (c) full and fractional shares of beneficial interest, par value $0.01, of Advisor Class of the Acquiring Fund ("Acquiring Fund Advisor Class Shares") (collectively, "Acquiring Fund Shares"); (ii) the distribution of (a) Acquiring Fund Class A Shares to holders of Class A shares of the Acquired Fund ("Acquired Fund Class A Shares"),
(b) Acquiring Fund Class C Shares to holders of Class C shares of the Acquired Fund ("Acquired Fund Class C Shares"), and (c) Acquiring Fund Advisor Class Shares to holders of Advisor Class shares of the Acquired Fund ( "Acquired Fund Advisor Class Shares") (collectively, "Acquired Fund Shares"), according to their respective interests in complete liquidation of the Acquired Fund; and
(iii) the subsequent dissolution of the Acquired Fund, as soon as is practicable after the closing date (the "Reorganization"), all upon and subject to the terms and conditions of the Plan.

            In rendering our opinion, we have reviewed and relied upon: (a) the Plan, dated June 15, 2001, made by Securities Trust on behalf of the Acquired Fund and by Income Trust on behalf of the Acquiring Fund; (b) the proxy materials provided to shareholders of the Acquired Fund in connection with the Special Meeting of Shareholders of the Acquired Fund held on July 19, 2001 and adjourned to August 9, 2001; (c) certain representations concerning the Reorganization made to us by Securities Trust and Income Trust in a letter dated August 20, 2001 (the "Representation Letter"); (d) all other documents, financial and other reports and corporate minutes we deemed relevant or appropriate; and (e) such statutes, regulations, rulings and decisions as we deemed material in rendering this opinion. All terms used herein, unless otherwise defined, are used as defined in the Plan.

            For purposes of this opinion, we have assumed that the Acquired Fund, on the closing date of the Reorganization, satisfies, and immediately following the closing date, the Acquiring Fund will satisfy, the requirements of Subchapter M of the Internal Revenue Code of 1986, as amended (the "Code"), for qualification as a regulated investment company.

            Based on the foregoing, and provided the Reorganization is carried out in accordance with the applicable laws of The Commonwealth of Massachusetts, the Plan and the Representation Letter, it is our opinion that:

            1. The acquisition by the Acquiring Fund of substantially all of the assets of the Acquired Fund in exchange for Acquiring Fund Shares of the respective class, followed by the distribution by the Acquired Fund to its shareholders of the Acquiring Fund Shares in complete liquidation of the Acquired Fund, will qualify as a reorganization within the meaning of Section 368(a)(1) of the Code, and the Acquired Fund and the Acquiring Fund will each be a "party to the reorganization" within the meaning of Section 368(b) of the Code.

            2. No gain or loss will be recognized by the Acquired Fund upon the transfer of substantially all of its assets to the Acquiring Fund in exchange solely for the Acquiring Fund Shares under Section 361(a) and Section 357(a) of the Code.

            3. No gain or loss will be recognized by the Acquiring Fund upon the receipt by it of substantially all of the assets of the Acquired Fund in exchange solely for the Acquiring Fund Shares under Section 1032(a) of the Code.

            4. No gain or loss will be recognized by the Acquired Fund upon the distribution of the Acquiring Fund Shares to its shareholders in complete liquidation of the Acquired Fund under Section 361(c)(1) of the Code.

            5. The basis of the assets of the Acquired Fund received by the Acquiring Fund will be the same as the basis of such assets in the hands of the Acquired Fund immediately prior to the closing date of the Reorganization under
Section 362(b) of the Code.

            6. The holding period of the assets of the Acquired Fund received by the Acquiring Fund will include the period during which such assets were held by the Acquired Fund under Section 1223(2) of the Code.

            7. No gain or loss will be recognized by the shareholders of the Acquired Fund upon the exchange of their Acquired Fund Shares for the Acquiring Fund Shares (including fractional shares to which they may be entitled), under
Section 354(a) of the Code.

            8. The basis of the Acquiring Fund Shares received by the shareholders of the Acquired Fund (including fractional shares to which they may be entitled) will be the same as the basis of the Acquired Fund Shares exchanged therefor under Section 358(a)(1) of the Code.

            9. The holding period of the Acquiring Fund Shares received by the shareholders of the Acquired Fund (including fractional shares to which they may be entitled) will include the holding period of the Acquired Fund Shares surrendered in exchange therefor, provided that the Acquired Fund Shares were held as a capital asset on the closing date of the Reorganization, under Section 1223(1) of the Code.

            10. The Acquiring Fund will succeed to and take into account, as of the date of the transfer as defined in Section 1.381(b)-1(b) of the regulations issued by the United States Treasury (the "Treasury Regulations"), the items of the Acquired Fund described in Section 381(c) of the Code, subject to the conditions and limitations specified in Sections 381, 382, 383 and 384 of the Code and the Treasury Regulations.

            Our opinion is based upon the Code, the applicable Treasury Regulations promulgated thereunder, the present positions of the Internal Revenue Service (the "Service") as are set forth in published revenue rulings and revenue procedures, present administrative positions of the Service, and existing judicial decisions, all of which are subject to change, either prospectively or retroactively. We do not undertake to make any continuing analysis of the facts or relevant law following the date of this opinion.

            Our opinion is conditioned upon the performance by the Acquiring Fund and the Acquired Fund of their undertakings in the Plan and the Representation Letter.

            Our opinion is limited to the transactions incident to the Reorganization described herein, and no opinion is rendered with respect to (i) any other transaction, including, without limitation, (a) the acquisition of substantially all of the assets of Templeton Americas Government Securities Fund by Templeton Global Bond Fund on October 21, 1999 ("the Americas Transaction") and (b) the acquisition of substantially all of the assets of Franklin Templeton Global Currency Fund by Templeton Global Bond Fund on July 26, 2001 ("the Currency Fund Transaction"), or (ii) the effect, if any, of the Reorganization (and/or the transactions incident thereto) on any other transaction, including, without limitation, the Americas Fund Transaction or the Currency Fund Transaction, and/or the effect, if any, of any such other transaction on the Reorganization. The federal income tax consequences of the Americas Transaction are the subject of a separate opinion of this firm dated October 21, 1999. The federal income tax consequences of the Currency Fund Transaction are the subject of a separate opinion of this firm dated July 26, 2001.

            This opinion is being rendered to the Acquiring Fund and the Acquired Fund, and may be relied upon only by such funds and the shareholders of each.

                        Very truly yours,
                        STRADLEY, RONON, STEVENS & YOUNG, LLP


                        By:         /S/ REKHA D. PACKER, PARTNER
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